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                                                                      EXHIBIT 12

                                   LAW OFFICES

                     BALLARD SPAHR ANDREWS & INGERSOLL, LLP     BALTIMORE, MD
                        1735 MARKET STREET, 51ST FLOOR            DENVER, CO
                     PHILADELPHIA, PENNSYLVANIA 19103-7599    SALT LAKE CITY, UT
                                  215-665-8500                  VOORHEES, NJ
                                FAX: 215-864-8999               WASHINGTON, DC
                              www.ballardspahr.com              WILMINGTON, DE

                                                              December 29, 2003

AIM Variable Insurance Funds
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

Ladies and Gentlemen:

                  We have acted as counsel to AIM Variable Insurance Funds, a Delaware statutory trust (the "Trust"), in connection with the following:

                  (i) That certain Agreement and Plan of Reorganization (the "Growth Fund Plan"), dated December 10, 2003, by and among the Trust, on behalf of its series portfolio, AIM V.I. Growth Fund ("AIM Growth Fund"), INVESCO Variable Investment Funds, Inc. ("IVIFI"), a Maryland corporation, on behalf of its series portfolio, INVESCO VIF-Growth Fund ("INVESCO Growth Fund"), A I M Advisors, Inc. ("AIM"), a Delaware corporation, and INVESCO Funds Group, Inc. ("INVESCO"), a Delaware corporation, which provides for the reorganization of INVESCO Growth Fund with and into AIM Growth Fund (the "Growth Fund Reorganization"). Pursuant to the Growth Fund Plan, all of the assets of INVESCO Growth Fund will be transferred to AIM Growth Fund, AIM Growth Fund will assume all of the liabilities of INVESCO Growth Fund and the Trust will issue shares of each class of AIM Growth Fund to shareholders of INVESCO Growth Fund corresponding to the class of shares of INVESCO Growth Fund held by such shareholders. The value of each INVESCO Growth Fund shareholder's account with AIM Growth Fund after the Growth Fund Reorganization will be the same as the value of such shareholder's account with INVESCO Growth Fund immediately prior to the Growth Fund Reorganization.

                  (ii) That certain Agreement and Plan of Reorganization (the "High Yield Fund Plan"), dated December 10, 2003, by and among the Trust, on behalf of its series portfolio, AIM V.I. High Yield Fund ("AIM High Yield Fund"), IVIFI, on behalf of its series portfolio, INVESCO VIF-High Yield Fund ("INVESCO High Yield Fund"), AIM and INVESCO, which provides for the reorganization of INVESCO High Yield Fund with and into AIM High Yield Fund (the "High Yield Fund Reorganization"). Pursuant to the High Yield Fund Plan, all of the assets of INVESCO High Yield Fund will be transferred to AIM High Yield Fund, AIM High Yield Fund will assume all of the liabilities of INVESCO High Yield Fund and the Trust will issue shares of each class of AIM High Yield Fund to shareholders of INVESCO High Yield

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AIM Variable Insurance Funds
December 29,2003
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Fund corresponding to the class of shares of INVESCO High Yield Fund held by such shareholders. The value of each INVESCO High Yield Fund shareholder's account with AIM High Yield Fund after the High Yield Fund Reorganization will be the same as the value of such shareholder's account with INVESCO High Yield Fund immediately prior to the High Yield Fund Reorganization.

                  As used herein, "Plan" shall refer to the Growth Fund Plan and the High Yield Fund Plan, as the case may be; "Selling Fund" shall refer to INVESCO Growth Fund and INVESCO High Yield Fund, as the case may be; and "Reorganizations" shall refer to the Growth Fund Reorganization and the High Yield Fund Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Trust's Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), and resolutions of the Board of Trustees adopted by unanimous written consent dated December 10, 2003 and at an in-person meeting on December 9-10, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

                  The opinion expressed below is based on the assumption that a Registration Statement on Form N-14 with respect to the classes of shares of each of AIM Growth Fund and AIM High Yield Fund to be issued to the shareholders of the corresponding Selling Fund pursuant to the applicable Plan, as set forth on Exhibit A hereto (the "Buying Fund Shares"), will have been filed by the Trust with the Securities and Exchange Commission and will have become effective before any of the Reorganizations occur.

                  Based on the foregoing, we are of the opinion that the Buying Fund Shares are duly authorized and, when issued by the Trust to the shareholders of the applicable Selling Fund in accordance with the terms and conditions of the applicable Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Statutory Trust Act.

                  Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited

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AIM Variable Insurance Funds
December 29,2003
Page 3

to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Trust's Registration Statement on Form N-14 and to the references to our firm under the following captions under the heading "Proposal 1 - Approval of the Agreement to Combine Your Fund and Buying Fund": "Summary - The Reorganization," "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," and under the caption "The Federal Income Tax Consequences of the Redomestication" under the heading "Proposal 5 - Approval of the Plan to Redomesticate Each Series Portfolio of Company as a New Series Portfolio of AIM Variable Insurance Funds" in the combined Proxy Statement/Prospectus for each Selling Fund, which are included in such Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP

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                                    EXHIBIT A
                               BUYING FUND SHARES

AIM V.I. Growth Fund
     Series I shares

AIM V.I. High Yield Fund
     Series I shares